Exhibit 21.1
SUBSIDIARIES OF LIFELOCK, INC.

Name	Jurisdiction of Incorporation/Formation
ID Analytics, LLC	Delaware
SageStream, LLC	Delaware
Lemon, LLC	Delaware
Lemon Argentina, S.R.L.	Argentina
Lavender Holding, LLC	Delaware
LifeLock Consumer Development, LLC	Delaware